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                                                                    Exhibit 10.8

                              BUILDING FLOOR LEASE

Lessor: Administrative Commission of Gushan Fuxing Investment Zone, Fuzhou City ("First Party")

Lessee: Fuzhou Telelight Communication Co., Ltd. ("Second Party")

     First Party and Second Party on the uses of the First Party building floor leased to Second Party for the setting up of industrial projects [SIC].

     Pursuant to the ECONOMIC CONTRACT LAW OF THE PEOPLE'S REPUBLIC OF CHINA and applicable regulations, and in order to make clear the rights and obligations of lessor and lessee, both parties make this contract following consultations between them.

     I. First Party leases a standard factory building--North Building, 3rd Floor and one room of the mixed-use Building--located on Fuxing Dadao, North Section, West Side and having 950 square meters in total building space, to Second Party for the purpose of setting up high-technology industrial projects.

     During the term of the lease, Second Party shall possess only the right to use and the right to manage the leased building floor area and appurtenant facilities. It may not sublet same to a third party.

     II. Term of the lease: Tentatively set at eight years, i.e. from February 25, 2000 to August 29, 2007. If, upon expiration, Second Party needs to renew the lease, Second Party shall have, where conditions are otherwise equal at the time, priority in renewing the lease, but it must sign a contract again.

     III. Calculation of rent and method of payment

     1. Rent is calculated according to building floor space. The rent for each square meter of building floor space is nine yuan exactly. Rent is calculated beginning February 25, 2000. Beginning in the third year (i.e. February 25,
2000) , it shall be based on the price fluctuations in the Fuxing Investment Zone factory building rental market in the current year (based on the mean building price in the Fuxing Investment Zone). Each year's building floor rent shall be set one month prior to the end of the previous year.

     2. Rent payment method: The method that First Party employs: Second Party first pays rent and then uses the building floor. Second Party pays rent four times per year. Second Party pays rent by the tenth day of the first month of each quarter each year. It pays the full amount for the current quarter on the basis of the tax-approved rent invoice issued by First Party, with such payment being made within seven days.


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Three days [SIC] a 5% penalty is paid to First Party. If Second Party is two months in arrears in the payment of rent, First Party has the right to unilaterally dissolve this contract. In addition to being obligated to pay rent due and penalties, Second Party must compensate First Party for losses equal to three months of rent during that same year.

     IV. First Party provides the existing electric power and water supply facilities, with which the building floor is equipped, for use of Second Party. Second Party must install water meters and electric meters especially for its own use. Second Party shall pay electricity and city water charges according to the collection prices that the power bureau and the water company present to Second Party. Payment shall be made by the 20th day each month on the basis of First Party's receipt.

     V. During the term of the lease, Second Party shall make appropriate use of and shall properly manage the building floor and appurtenant facilities that it is leasing. It shall take care of matters relating to fire fighting and production safety. In the event of man-made damage to the building floor or appurtenant facilities, Second Party must restore same to the original condition or pay compensation according to the set price. If fire fighting activity or a production accident should occur as a result of negligence, Second Party shall take responsibility. If the cause was building quality, First Party shall be responsible.

     During the term of the lease, Second Party, for production needs, shall remodel and install vents and water and drain lines. If it needs to alter the main structure of the building floor or to build other structures or other facilities, it shall first notify First Party in writing, gain the written consent of First Party, and make a contract. Only then may it carry out construction in accordance with the applicable regulations. Second Party shall be responsible for necessary expenses and the relevant formalities. Moreover, after remodeling is completed, the work must comply with fire fighting and safety regulations and the regulations of the urban development, environmental protection, and other departments. Second Party shall take responsibility if the work violates the relevant regulations.

     The monthly fee for security guards in the plant and for sanitation is 800 yuan. Payment is made by the 5th day of the second month on the basis of First Party's receipt.

         VI. If Second Party leases the third floor to set up an enterprise, it must comply with the applicable regulations of Gushan Fuxing Investment Zone. First Party may assist Second Party in handling the relevant affairs.

     VII. Breach of contract:

     If, during the term of the lease, Second Party must dissolve this contract for a particular reason, it must notify First Party in writing six months in advance. In addition to paying rent for the actual duration of the lease, Second Party shall pay First Party damages equal to three months rent during that same year.


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     If, during the term of the lease, First Party must dissolve this contract for a particular reason, it must notify Second Party in writing six months in advance. Moreover, it shall refund to Second Party the balance (pro-rated according to an eight-year period) of the entire amount of funds that Second Party paid for finishing work. In addition, compensation to Second Party for losses arising from relocation shall be discussed separately.

     Upon expiration of the lease, Second Party must restore the leased building floor to its original condition and return it to the possession of First Party.

     VIII. After this contract is signed, the monthly rent during the first two years shall be 10,450 yuan. Within 10 days after Second Party signs this contract, it shall pay one quarter's rent, 31,350 yuan, to First Party.

     IX. In the event of a dispute during the performance hereof, First Party and Second Party shall promptly negotiate a solution. If the negotiations fail, both parties may bring a lawsuit to the People's Court having jurisdiction in Fuzhou.

     X. There are five identical originals of this lease. First Party and Second Party each possess two. The Gushan Legal Services Office puts one on file.

     Lessor: Fuzhou Kang Shun Guang Telecommunications Co., Ltd.
     Legal representative: /s/ illegible

     March    , 2000


     Lessee: Fuzhou Telelight Communication Co., Ltd.
     Legal representative: /s/ illegible

     March    , 2000